EXHIBIT 99

PRESS RELEASE:

Thursday, September 26, 2002

FirstMerit Corporation Expects Third Quarter EPS of $0.37 – $0.39 per Share

Akron, Ohio – September 26, 2002 – FirstMerit Corporation (Nasdaq: FMER) today announced that it expects third quarter 2002 results to be affected by a higher provision for loan losses and an impairment charge for its mortgage servicing rights. As a result, FirstMerit expects third quarter diluted earnings per share will be in the range of $0.37 – $0.39.

FirstMerit expects the provision for loan losses to be approximately $34.0 million pre-tax, $16.0 million higher than previously anticipated. The company recorded pre-tax provisions of $18.8 million in the second quarter of 2002 and $10.9 million in the third quarter of last year. The higher provision, which results from an increase in net charge-offs concentrated in the commercial loan portfolio, will decrease third quarter’s diluted earnings per share by approximately 12 cents.

The impairment charge on the mortgage servicing rights, which will be approximately $4.5 million pre-tax, results from higher-than-expected mortgage prepayments due to lower market interest rates on mortgage loans. The impairment charge will decrease third quarter 2002 diluted earnings per share by approximately 3 cents.

All other aspects of FirstMerit’s business are performing in line with expectations. The company expects to report complete third quarter results on October 17.

FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of $10.5 billion as of June 30, 2002, and 157 banking offices in 22 Ohio and western Pennsylvania counties. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., FirstMerit Credit Life Insurance Company, and FirstMerit Community Development Corporation.

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, continued softening in the economy which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.